===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      American Superconductor Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                      AMERICAN SUPERCONDUCTOR CORPORATION
                              Two Technology Drive
                        Westborough, Massachusetts 01581

                  Notice of Annual Meeting of Stockholders to
                        be Held on Friday, July 27, 2001

   The Annual Meeting of Stockholders of American Superconductor Corporation (the "Company") will be held at the offices of the Company, Two Technology Drive, Westborough, Massachusetts 01581 on Friday, July 27, 2001 at 9:00 a.m., local time, to consider and act upon the following matters:

  1.  To elect directors for the ensuing year.

  2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Stockholders of record at the close of business on June 8, 2001 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                          By Order of the Board of Directors,


                                          /s/ Stanley D. Piekos

                                          Stanley D. Piekos, Secretary

Westborough, Massachusetts
June 27, 2001

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                      AMERICAN SUPERCONDUCTOR CORPORATION
                              Two Technology Drive
                        Westborough, Massachusetts 01581

             Proxy Statement for the Annual Meeting of Stockholders
                      to be Held on Friday, July 27, 2001

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Superconductor Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Friday, July 27, 2001 (the "Annual Meeting") and at any adjournment of the Annual Meeting. All executed proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, executed proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

   On June 8, 2001, the record date for the determination of stockholders entitled to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote an aggregate of 20,323,576 shares of Common Stock of the Company (constituting all of the voting stock of the Company). Holders of Common Stock are entitled to one vote per share.

   The Company's Annual Report for the fiscal year ended March 31, 2001 ("fiscal 2001") is being mailed to stockholders, along with these proxy materials, on or about June 27, 2001.

   The text of the Company's Annual Report on Form 10-K for the year ended March 31, 2001, as filed with the Securities and Exchange Commission, is included without exhibits in the Company's Annual Report. Exhibits will be provided upon written request addressed to the Company, Attention Investor Relations, at no charge.

Votes Required

   The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

   The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors, and the affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for the ratification of the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year.

   Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on the election of directors, or the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors.

Beneficial Ownership of Common Stock

   The following table sets forth the beneficial ownership of the Company's Common Stock as of April 30, 2001 by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director or nominee for director, (iii) each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below (the "Senior Executives"), and (iv) all directors and executive officers as a group as of April 30, 2001:

                                                    Number of
                                                      Shares    Percentage of
                                                   Beneficially  Common Stock
                 Beneficial Owner                    Owned(1)   Outstanding(2)
                 ----------------                  ------------ --------------
Five Percent Stockholders
EDF Capital Investissement, a subsidiary of
 Electricite de France............................  1,150,000        5.7%
Capital Group International, Inc.(3)..............  1,079,600        5.3%

Directors or Nominees
Gregory J. Yurek(4)...............................    683,662        3.3%
Albert J. Baciocco, Jr.(5)........................     38,000          *
Frank Borman(6)...................................     13,000          *
Clayton Christensen...............................        200          *
Peter O. Crisp(7).................................    109,603          *
Richard Drouin(8).................................     65,000          *
Gerard J. Menjon(9)...............................     36,000          *
Andrew G.C. Sage, II(10)..........................     71,000          *
John B. Vander Sande(11)..........................    152,562          *

Other Senior Executives
Roland E. Lefebvre(12)............................    135,000          *
Stanley D. Piekos(13).............................    104,500          *
Alexis P. Malozemoff(14)..........................    259,350        1.3%
John B. Howe(15)..................................     43,800          *

All directors and executive officers as a group
 as of April 30, 2001 (13 persons)(16)............  1,677,657        7.8%

--------
 *  Less than 1%.

 (1) The inclusion of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. In accordance with the rules of the Securities and Exchange Commission, each stockholder is deemed to beneficially own any shares subject to stock options that are currently exercisable or exercisable within 60 days after April 30, 2001, and any reference below to shares subject to outstanding stock options held by the person in question refers only to such stock options.

 (2) To calculate the percentage of outstanding shares of Common Stock held by each stockholder, the number of shares deemed outstanding includes 20,280,191 shares outstanding as of April 30, 2001, plus any shares subject to outstanding stock options currently exercisable or exercisable within 60 days after April 30, 2001 held by the stockholder in question.

 (3) Information is derived from a Schedule 13G/A filed with the Securities and Exchange Commission by Capital Group International, Inc. on February 12, 2001.

 (4) Includes 11,832 shares held by Dr. Yurek's wife and children, 525,500 shares subject to outstanding stock options and 25,000 shares subject to certain restrictions on transfer and a repurchase right in favor of the Company.

 (5)  Includes 36,000 shares subject to outstanding stock options.

 (6)  Includes 10,000 shares subject to outstanding stock options.

 (7) Includes 3,000 shares held by Mr. Crisp's wife and 71,000 shares subject to outstanding stock options. Mr. Crisp disclaims beneficial ownership of the shares held by his wife.

 (8)  Includes 56,000 shares subject to outstanding stock options.

 (9) Comprised of 36,000 shares subject to outstanding stock options. Does not include any shares beneficially owned by EDF Capital Investissement, a subsidiary of Electricite de France. Mr. Menjon is an executive vice president of EDF.

(10) Comprised of 35,000 shares owned by a limited partnership of which Mr. Sage is the general partner and 36,000 shares subject to outstanding stock options.

(11)  Includes 56,000 shares subject to outstanding stock options.

(12) Includes 115,000 shares subject to outstanding stock options and 10,000 shares subject to certain restrictions on transfer and a repurchase right in favor of the Company.

(13) Includes 68,000 shares subject to outstanding stock options and 10,000 shares subject to certain restrictions on transfer and a repurchase right in favor of the Company.

(14) Includes 4,500 shares held in two trusts of which Dr. Malozemoff is the co-trustee, 156,100 shares subject to outstanding stock options and 5,000 shares subject to certain restrictions on transfer and a repurchase right in favor of the Company.

(15) Includes 2,000 shares held by Mr. Howe's wife, 24,800 shares subject to outstanding stock options and 2,000 shares subject to certain restrictions on transfer and a repurchase right in favor of the Company.

(16) Includes 1,175,380 shares subject to outstanding stock options and 50,000 shares subject to certain restrictions on transfer and a repurchase right in favor of the Company.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

   The persons named in the enclosed proxy will vote to elect as directors the nine nominees named below, all of whom are presently directors of the Company, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each director will be elected to hold office until the next annual meeting of stockholders (subject to the election and qualification of his successor and to his earlier death, resignation or removal).

Nominees

   Set forth below, for each nominee, are his name and age, his positions with the Company, his principal occupation and business experience during the past five years, the names of other public companies of which he serves as a director and the year of the commencement of his term as a director of the
Company:

   Gregory J. Yurek, age 54, co-founded the Company in 1987 and has been President since March 1989, Chief Executive Officer since December 1989 and Chairman of the Board of Directors since October 1991. Dr. Yurek also served as Vice President and Chief Technical Officer from August 1988 until March 1989 and as Chief Operating Officer from March 1989 until December 1989. Prior to joining the Company, Dr. Yurek was a Professor of Materials Science and Engineering at MIT for 13 years. Dr. Yurek has been a director of the Company since 1987.

   Albert J. Baciocco, Jr., age 70, has been President of The Baciocco Group, Inc., a technical and management consulting practice in strategic planning, technology investment and implementation since 1987. Preceding this, he served in the U.S. Navy for 34 years, principally within the nuclear submarine force and directing the Department of the Navy research and technology development enterprise, achieving the rank of Vice Admiral. Admiral Baciocco is a member of the Naval Studies Board of the National Research Council and serves on several boards and committees of government, industry and academe. During the past 14 years, Admiral Baciocco has served as a director of several public corporations, and currently continues to serve as a director of several private companies. He is a Trustee of the South Carolina Research Authority and a Director of the University of South Carolina Research Foundation and the Foundation for Research Development of the Medical University of South Carolina. Admiral Baciocco has been a director of American Superconductor since April 1997.

   Frank Borman, age 73, has been President of Patlex Corporation (Patlex), a company engaged in enforcing and exploiting laser-related patents, since 1988. He also served as Chief Executive Officer and a director of Patlex from September 1995 until August 1996, as Chairman and Chief Executive Officer of Patlex from 1988 to December 1992, and as Chairman of AutoFinance Group, Inc.
(AFG) from December 1992 to September 1995, during which period Patlex was a subsidiary of AFG. Mr. Borman served as Vice Chairman of the Board of Directors of Texas Air Corporation from 1986 to 1991. From 1969 to 1986, he served in various capacities for Eastern Airlines, including President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Borman served in the United States Air Force from 1950 to 1970 and was commander of Apollo 8 in 1968. Mr. Borman has been a director of the Company since 1992.

   Clayton Christensen, age 49, is a Professor of Business Administration at the Harvard Business School, with a joint appointment in the Technology & Operations Management and General Management faculty groups. Previously he served as Chairman and President of Ceramics Process Systems Corporation (CPS), a firm he co-founded with several MIT professors in 1984. He has also worked as a consultant and project manager with the Boston Consulting Group, and was named a White House Fellow in 1982. The recipient of numerous academic awards, he advises many of the worlds leading corporations concerning their management of technological innovation. Professor Christensen served from 1986 to 1994 as a member of the Program Review board and Strategic Planning committee of the Brigham and Women's Hospital in Boston, and was a member and Chairman of the Board of Directors of the Massachusetts Affiliate of the American Diabetes Association between 1984 and 1996. Professor Christensen was also a founding board member of the Combined Health Appeal of Northeastern Massachusetts, and continues to serve on its board of advisors. Professor Christensen served as Vice-Chairman of the town of Belmont, Massachusetts' personnel board, and as Chairman of its long-range financial planning task force. Professor Christensen was elected a director of American Superconductor in October 2000.

   Peter O. Crisp, age 68, has been Vice Chairman of Rockefeller Financial Services, Inc. since December 1997. Previously, he was a General Partner of Venrock Associates, a venture capital firm based in New York, since 1969. Mr. Crisp is also a director of Thermo Electron Corporation, United States Trust Corporation, Lexent Inc., and Western Multiplex Corporation, as well as other private companies. Mr. Crisp has been a director of the Company since 1987.

   Richard Drouin, age 69, is a partner at McCarthy Tetrault, a Canadian law firm. Mr. Drouin is Chairman of Abitibi Consolidated, the world's largest newsprint manufacturer. Mr. Drouin was the Chairman and Chief Executive Officer of Hydro-Quebec, a public electric utility based in Canada, from April 1988 to September 1995. Mr. Drouin is a Director of Provigo Inc., Stelco Inc., TVA Group Inc. and Memotec Communications Inc. He is also Chairman of the Board of Trustees of the North American Electric Reliability Council. Mr. Drouin has been a director of American Superconductor since February 1996.

   Gerard Menjon, age 52, has been Executive Vice President, Head of the Research and Development Division, of Electricite de France, a French public electric utility (EDF), since December 1994 and was the Senior Vice President, Business Development, of EDF from February 1992 to November 1994. Mr. Menjon has been a director of the Company since April 1997.

   Andrew G.C. Sage, II, age 75, has been President of Sage Capital Corporation since 1974. Immediately prior to that time, he served as President of the investment banking firm of Lehman Brothers. Presently, he is Chairman of Robertson Ceco Corporation, a prefabricated metal buildings company, and a director of Worldport Communications, an Internet service provider, and Tom's Foods. Throughout his career, Mr. Sage has served in board and executive positions for numerous public companies. Mr. Sage has been a director of the Company since April 1997.

   John B. Vander Sande, age 57, co-founded the Company. He has been a professor at MIT specializing in the microstructure of materials since 1971 and was Associate Dean and Acting Dean of Engineering at MIT from 1992 to 1999. He is presently Director of the University of Cambridge MIT Institute. Dr. Vander Sande has been a director of the Company since 1990.

Board and Committee Meetings

   The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent auditors and the Board. The Audit Committee met four times during fiscal 2001. The current Audit Committee members are Dr. Vander Sande (Chairman), Admiral Baciocco and Messrs. Menjon and Sage.

   The Company has a standing Compensation Committee of the Board of Directors, which makes compensation decisions regarding the officers of the Company, provides recommendations to the Board regarding compensation programs of the Company and administers and authorizes stock option grants under the 1993 Stock Option Plan, the 1996 Stock Incentive Plan, and the 1997 Director Stock Option Plan. The Compensation Committee met five times during fiscal 2001. The current members of the Compensation Committee are Mr. Crisp (Chairman), Mr. Drouin and Dr. Vander Sande.

   The Board of Directors met six times during fiscal 2001. Each director attended at least 75% of the aggregate of the number of Board meetings held during fiscal 2001 while he was a director and the number of meetings held by all committees on which he then served during fiscal 2001, except Mr. Christensen, who attended one of two meetings, and Mr. Menjon, who attended five of seven meetings.

   Directors of the Company who are not employees of the Company or any subsidiary ("Outside Directors") receive $4,000 per quarter as compensation for their services as directors pursuant to a director compensation plan implemented as of July 1, 1997. In fiscal 2001, each Outside Director, other than Mr. Christensen, received $16,000 under this compensation plan. Mr. Christensen was elected to the Board of Directors on October 27, 2000 and received $8,000.

   In addition, each member of the Compensation Committee or Audit Committee receives (i) $1,000 for his attendance at a committee meeting which is not held on the same date as a Board of Directors meeting, (ii) $500 for his attendance at a committee meeting which is held on the same date as a Board of Directors meeting, (iii) $1,000 for his telephonic participation in a committee meeting which requires substantial preparation and the meeting requires at least 30 minutes of participation of all committee members, and (iv) $500 for his telephonic participation in other committee meetings.

   Pursuant to the 1997 Director Stock Option Plan (the "1997 Director Plan"), Outside Directors are granted options on the following terms: (i) each Outside Director will be granted an option to purchase 40,000 shares of Common Stock of the Company on the first business day that all options granted to such Outside Director pursuant to the 1997 Director Plan or another director stock option plan of the Company are vested completely, and (ii) each Outside Director of the Company who is initially elected to the Board of Directors after September 5, 1997 shall be granted an option to purchase 40,000 shares of Common Stock upon his or her initial election to the Board of Directors. Each option granted under the 1997 Director Plan has an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the 1997 Director Plan become exercisable in equal annual installments over a four-year period. Notwithstanding such vesting schedule, all outstanding options under the 1997 Director Plan become exercisable in full in the event of an Acquisition Event (as defined in the 1997 Director Plan). The term of each option granted under the 1997 Director Plan is ten years, provided that, in general, an option may be exercised only while the director continues to serve as a director of the Company or within 60 days thereafter. In fiscal 2001, Mr. Christensen was granted an option to purchase 40,000 shares of Common Stock under this plan.

   In fiscal 2001, the following persons earned the compensation indicated for their services as members of the Compensation Committee: Mr. Crisp, $3,500; Mr. Drouin, $3,500; and Dr. Vander Sande, $3,000.

   In fiscal 2001, the following persons earned the compensation indicated for their services as members of the Audit Committee: Admiral Baciocco, $2,000; Mr. Sage, $1,500; and Dr. Vander Sande, $2,000.

Executive Compensation

 Summary Compensation

   The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers for fiscal 2001 (the "Senior Executives").

                           SUMMARY COMPENSATION TABLE

                                   Annual            Long-Term Compensation
                              Compensation(1)                Awards
                          ------------------------ ---------------------------
                                                                    Number of
                                                                      Shares
                                                                    Underlying  All Other
   Name and Principal     Fiscal                   Restricted Stock  Options   Compensation
        Position           Year   Salary   Bonus    Awards ($)(2)      (#)         (3)
   ------------------     ------ -------- -------- ---------------- ---------- ------------
Gregory J. Yurek........   2001  $350,000 $122,500          --      1,000,000     $2,560(3)
President and Chief        2000   295,000  300,000     $268,500       150,000      2,310(3)
 Executive Officer         1999   295,000   75,000          --        125,000      2,080(3)

Roland E. Lefebvre......   2001   218,400   43,770          --         30,000        --
Executive Vice President   2000   210,000   67,042      107,400        30,000        --
 and Chief                 1999   210,000   34,802          --         65,000        --
 Operating Officer

Stanley D. Piekos.......   2001   204,400   25,895          --         30,000        --
Senior Vice President,     2000   185,000   62,704      107,400        30,000        --
 Corporate Development     1999   185,000   25,000          --            --         --
 and Chief
 Financial Officer

Alexis P. Malozemoff....   2001   190,320   20,625          --         20,000        --
Senior Vice President      2000   183,000   28,394       53,700        25,000        --
 and Chief                 1999   183,000   24,361          --         16,000        --
 Technical Officer

John B. Howe............   2001   119,600   13,750          --          5,000        --
Vice President, Electric   2000   115,000   14,986       21,480        10,000        --
Industry Affairs           1999   110,000   11,311          --          8,000        --

--------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary of the Senior Executive.

(2) Represents the difference between the closing price of the Common Stock on the Nasdaq National Market on the date of grant and the per share purchase price, multiplied by the number of shares awarded.

(3) Represents insurance premiums paid by the Company for a term life insurance policy on Dr. Yurek. Dr. Yurek's wife is the beneficiary of this insurance policy.

 Option Grants

   The following table sets forth certain information concerning the stock options granted by the Company during fiscal 2001 to each of the Senior Executives.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                        Individual Grants
                         -----------------------------------------------
                                                                          Potential Realizable
                                                                                  Value
                                                                         at Assumed Annual Rates
                                     Percent of                                    of
                         Number of     Total                                   Stock Price
                           Shares     Options                                 Appreciation
                         Underlying  Granted to    Exercise                for Option Term(2)
                          Options   Employees in    Price     Expiration -----------------------
   Executive Officer      Granted   Fiscal Year  Per Share(1)    Date        5%          10%
   -----------------     ---------- ------------ ------------ ---------- ----------- -----------
Gregory J. Yurek........  250,000      14.68%       $25.63    4/11/2010  $ 4,028,856 $10,209,912
                          750,000      44.03%       $32.56    7/28/2010  $15,359,022 $38,922,777
Roland E. Lefebvre......   30,000       1.76%       $25.63    4/11/2010  $   483,462 $ 1,225,189
Stanley D. Piekos.......   30,000       1.76%       $25.63    4/11/2010  $   483,462 $ 1,225,189
Alexis P. Malozemoff....   20,000       1.17%       $25.63    4/11/2010  $   322,309 $   816,793
John B. Howe............    5,000       0.29%       $25.63    4/11/2010  $    80,578 $   204,199

--------
(1) The exercise price per share of each option was equal to the fair market value per share of Common Stock on the date of grant. Options become exercisable over a five-year period and generally terminate 60 days following termination of the Senior Executive's employment with the Company or the ten years following the grant date, whichever occurs earlier.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercises of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

 Option Exercises and Holdings

   The following table sets forth certain information concerning each exercise of a stock option during fiscal 2001 by the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on March 31, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                    Number of Shares of
                                                  Common Stock Underlying  Value of Unexercised in-
                          Number of               Unexercised Options at     the-Money Options at
                           Shares                     Fiscal Year-End         Fiscal Year-End(2)
                          Acquired      Value    ------------------------- -------------------------
                         on Exercise Realized(1) Exercisable/Unexercisable Exercisable/Unexercisable
                         ----------- ----------- ------------------------- -------------------------
Gregory J. Yurek........   92,500    $1,321,084      430,500/1,207,000        $1,378,546/$975,713

Roland E. Lefebvre......   50,000    $1,559,250         70,000/115,000        $  274,537/$344,056

Stanley D. Piekos.......   25,000    $  729,688         56,000/104,000        $  241,250/$336,875

Alexis P. Malozemoff....   53,500    $1,542,593         143,900/51,600        $   94,897/$152,470

John B. Howe............        0    $        0          20,200/27,800        $   99,636/$111,173

--------
(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the fair market value of the Common Stock on March 30, 2001, the last trading day on the Nasdaq National Market during fiscal 2001 ($16.0625 per share), less the option exercise price, multiplied by the number of shares underlying the options.

Employment Agreements with Senior Executives

   Dr. Yurek and Dr. Malozemoff are each party to an employment agreement with the Company. The term of each agreement commenced on December 4, 1991 and continues until terminated as follows: by the employee, at any time on or after December 4, 1992, upon at least 90 days prior notice; by the Company for cause (as defined in the employment agreement); by the Company without cause (in which case, for a 12-month period following the date of termination, the employee shall continue to receive his salary and other benefits and his stock options shall continue to vest); or as a result of the death or disability of the employee (in which case his stock options shall become immediately exercisable for the number of additional shares as to which it would have become exercisable if his employment had continued for an additional 12 months). Under the terms of each employment agreement, the employee agrees that, among other things, he will not engage in a business competitive with that of the Company until one year after the later of the termination of his employment with the Company or the expiration of the one-year period during which his compensation and benefits continue in the event of an employment termination without cause. The Company has the right to extend the period for which these restrictions remain in effect for an additional one-year period by continuing the employee's salary and benefits for this additional period.

Certain Business Relationships

   On January 26, 2001, the Company made a loan to Mr. Piekos in the amount of $200,000 with an annual interest rate of 8.5%. The principal and interest on the loan were repaid in full by Mr. Piekos on May 11, 2001.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

   This report addresses the compensation policies of the Company applicable to its officers during fiscal 2001. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is comprised of three non-employee directors. The Committee is responsible for determining the compensation package of each executive officer, including the Chief Executive Officer. In fiscal 2001, the Board of Directors did not modify in any material way or reject any action or recommendation of the Committee with respect to executive officer compensation.

   The objectives of the Committee in determining executive compensation are
(i) to recognize and reward exceptional performance by the Company's executives, (ii) to provide incentive for high levels of current and future performance, and (iii) to align the objectives and rewards of Company executives with those of the stockholders of the Company. The Committee believes that an executive compensation program that achieves these objectives will not only properly motivate and compensate the Company's current officers, including the Chief Executive Officer, but will enable the Company to attract other officers that may be needed by the Company in the future.

   The executive compensation program is implemented through three principal elements--base salary, an annual incentive plan based on individual contributions to corporate success and stock option grants.

   In establishing the salary of officers, including the Chief Executive Officer, the Committee considers the individual performance of the officer, the performance of the Company as a whole, the nature of the individual's responsibilities, historic salary levels of the individual, and the median level of cash compensation paid to officers in comparable positions at other companies whose business and/or financial position is similar to that of the Company. For purposes of this comparison, the Committee considers the executive compensation of a range of public technology-oriented companies whose business, stage of development, financial position and/or recent financial performance are similar to that of the Company, as well as the companies included in the Peer Index in the Stock Performance Graph. Dr. Yurek has been Chief Executive Officer of the Company since 1989. His annual base salary for the five fiscal years prior to the beginning of fiscal 2001 was $295,000. During fiscal 2001, the Committee considered information regarding competitive compensation practices and base salaries for chief executive officers and the Committee's assessment of Dr. Yurek's contribution to the Company's performance. Based upon such factors, the Compensation Committee increased Dr. Yurek's annual base salary to $350,000 effective April 1, 2000. The Committee has determined that the salaries paid to the Company's officers, including the Chief Executive Officer, are appropriately positioned relative to the median cash compensation levels for executives with comparable responsibilities in similar firms and the contributions of the individuals to the success of the firm.

   Beginning in 1996, the Committee implemented an annual incentive compensation plan for all officers, including the Chief Executive Officer. Awards under the plan reflect individual contributions to the achievement of predetermined Company objectives, including financial objectives, product development objectives, and marketing and business development objectives. At this stage of the Company's development, the Committee believes it is appropriate for officers to have a portion of their annual cash compensation dependent upon performance in that year, and the Committee may consider increasing the "at risk" portion of executive compensation over time. Bonuses were awarded for fiscal 2001 because the Company achieved or took substantial steps toward the achievement of key corporate objectives, including achieving significant advances in research and manufacturing scale-up for HTS wires, thereby strengthening the Company's position as a global leader in HTS technology; progress on the construction, on time and on budget, of the world's first commercial HTS wire manufacturing plant; delivering, installing and operating the first superconductor product (D-SMES) in a live electric power grid; successfully demonstrating the world's first 1,000-hp HTS electric motor in collaboration with Rockwell Automation; successfully completing a business acquisition; designing, developing, introducing and receiving the initial order for the Company's first power electronic switching product; designing, developing and successfully testing key components to be used in the first ultra-compact, 5,000-hp HTS motor; significantly enhancing the Company's proprietary intellectual property portfolio, including 29 new patent filings; winning a key follow-on contract from the U.S. Navy's Office of Naval Research for the design of an HTS ship propulsion motor; signing ALSTOM Power Conversion, Inc. as a subcontractor for the Company's Navy ship propulsion development contract; signing a memorandum of understanding with Litton Ship Systems to collaborate on bringing the Company's products to bear on cruise, cargo and naval ships; and, successfully implementing the first year of a marketing and sales alliance with GE Industrial Systems for the Company's SMES product line.

   The Committee uses stock options as a significant element of the compensation package of the officers, including the Chief Executive Officer, because they provide an incentive to executives to maximize stockholder value, because they reward the officers only to the extent that stockholders also benefit, and because the vesting of the options (the options generally become exercisable in installments over a five-year period) serves as a means of retaining these officers. In granting stock options to certain officers, the Committee considers a number of factors including the performance of the officer, the responsibilities of the officer, the officer's current stock or option holdings, and the median levels of long term incentives paid to officers with comparable responsibilities in similar companies, including the companies included in the Company's Peer Index in the Stock Performance Graph. It has been the practice of the Committee to fix the exercise price of options granted at 100% of the fair market value of the Common Stock on the date of grant.

   The Board of Directors recognizes that it is essential for officers of the Company to establish and maintain an ownership position in the Company. In order to ensure that this expectation is met, the Board of Directors has established guidelines relating to stock ownership and disposition for all officers under which an officer is strongly encouraged to establish and maintain ownership of shares in an amount directly proportional to the number of shares exercised. The Committee considers each officer's compliance with these guidelines in the establishment of ongoing option grants. All officers, including the Chief Executive Officer, are in compliance with this policy.

   In evaluating corporate and individual performance for the purposes of determining salary levels, awarding bonuses and granting stock options, the Committee considers the progress and success of the Company with respect to matters such as product development, strategic alliances, and enhancement of the Company's patent and licensing position, as well as changes in scope of responsibility for specific individuals.

   The Committee also takes into account, to the extent it believes appropriate, the limitations on the deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code in determining compensation levels and practices.

                                          COMPENSATION COMMITTEE

                                          Peter O. Crisp
                                          John B. Vander Sande
                                          Richard Drouin

                             AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors is composed of four independent directors (within the meaning of the Nasdaq Stock Market rules) and operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

   Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes. In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). SAS 61 requires the Company's independent auditors to discuss with the Company's Audit Committee, among other things, the following:

  .  methods to account for significant unusual transactions;

  . the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

  . the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

  . disagreements with management over the application of accounting principles, the basis for management"s accounting estimates and the disclosures in the financial statements.

   The Company's independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors' professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee discussed with the independent auditors the matters disclosed in that letter and the auditors' independence from the Company. The Audit Committee also considered whether the independent auditors' provision of the other, non-audit related services to the Company (such as tax return preparation) is compatible with maintaining such auditors' independence.

   Based upon the Committee's review and the information and discussions referred to above, the Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended March 31, 2001 filed with the Securities and Exchange Commission.

                                          Submitted by the Audit Committee,

                                          John Vander Sande, Chairman
                                          Albert J. Baciocco, Jr.
                                          Gerard Menjon
                                          Andrew G.C. Sage, II

Compensation Committee Interlocks and Insider Participation

   None of the Company's executive officers serves as a director or a member of the compensation committee (or other committee serving an equal function) of any other entity whose executive officers serve as a director of or member of the Compensation Committee of the Company.

Section 16 Beneficial Ownership Reporting Compliance

   The Company is not aware that any of its officers, directors or holders of 10% or more of the Company's Common Stock failed to comply in a timely manner during fiscal 2001 with Section 16(a) filing requirements.

                            STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative total stockholder return on the Common Stock of the Company from March 31, 1996 to March 31, 2001 (the end of fiscal 2001) with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Index"), and
(ii) an index of eight companies engaged in a line of business similar to the Company's (the "Peer Index"). The Peer Index is comprised of AstroPower, Inc., Ballard Power Systems, Inc., Energy Conversion Devices, Inc., FuelCell Energy, Inc. (formerly Energy Research Corporation), Intermagnetics General Corporation, Maxwell Technologies, Plug Power Inc. and SatCon Technology Corporation. This graph assumes the investment of $100.00 on March 31, 1996 in the Company's Common Stock, the Peer Index and the Nasdaq Index, and assumes any dividends are reinvested. Measurement points are March 31, 1997, March 31, 1998, March 31, 1999, March 31, 2000 and March 31, 2001 (the Company's last five fiscal year ends).

                                    [GRAPH]

                                 March  March   March   March   March   March
                                 1996   1997    1998    1999    2000    2001
                                 ----- ------- ------- ------- ------- -------
American Superconductor
 Corporation.................... $100  $ 59.82 $ 99.11 $ 65.18 $317.86 $114.74
Nasdaq Index.................... $100  $111.15 $168.47 $227.62 $423.37 $169.46
Peer Index...................... $100  $ 90.96 $263.06 $207.05 $559.93 $263.27

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year. PricewaterhouseCoopers LLP or its predecessor company, Coopers & Lybrand LLP, has served as the Company's independent auditors since the Company's inception. Although stockholder approval of the Board of Directors' selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection of PricewaterhouseCoopers LLP.

   Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Audit Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's financial statements for the fiscal year ended March 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for fiscal 2001 were $74,051.

Income Tax Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered in relation to income taxes for fiscal 2001 were $21,310.

Financial Information System Design and Implementation Fees

   PricewaterhouseCoopers LLP did not bill the Company for any professional services rendered to the Company and its affiliates for fiscal year 2001 in connection with financial information systems design or implementation, the operation of the Company's information system or the management of its local area network.

All Other Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Income Tax Fees," for fiscal 2001 were $9,065.

                                 OTHER MATTERS

   The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

   All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

   Proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders must be received by the Company at its principal office in Westborough, Massachusetts not later than February 28, 2002 for inclusion in the proxy statement for that meeting.

   Stockholders who wish to make a proposal at the 2002 Annual Meeting--other than one that will be included in the Company's proxy materials--should notify the Company no later than May 14, 2002. If a stockholder who wishes to present a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules.

                                          By Order of the Board of Directors,
                                          /s/ Stanley D. Piekos
                                          Stanley D. Piekos, Secretary
June 27, 2001

   THE BOARD OF DIRECTORS HOPE THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE SENT IN THEIR PROXIES.

                                                                      Appendix A

                            AUDIT COMMITTEE CHARTER

                      American Superconductor Corporation

   The Audit Committee, established pursuant to Section 13 of Article II of the bylaws of American Superconductor Corporation ("the Company"), shall recommend to the Board of Directors annually the certified public accounting firm to be selected for the audit of the financial statements of the Company and, when appropriate, to replace such accounting firm; and that acting on behalf of the Board, the Audit Committee shall:

a) Establish, review and approve the scope and emphasis of the activities of the public auditors; review internal management controls on an annual basis;

b) Review and approve the format of the financial reports to be included in the annual report to shareholders;

c) Review recommendations of the public auditors and management responses to those recommendations to determine that appropriate action has been taken;

d) Bring to the attention of the public auditors and the Controller, jointly and separately, measures that should be taken to improve the control of assets and financial reporting;

e) Monitor the Company policies and program for compliance on ethical business practices;

f)  Annually review litigation status and environmental compliance;

g) Have the authority to direct and supervise investigations into matters within the scope of its authority and retain counsel for such investigations if deemed necessary by the Committee;

h) Take appropriate action to oversee the independence of the public auditors; receive annually from the public auditors a written, formal report delineating all relationships between the auditor and the company that might impair the auditors' independence; engage actively in dialogue with the public auditors about disclosed matters that might impair the auditors' objectivity and independence;

i) Assure that the public auditors' ultimate accountability is to the Board of Directors and the Audit Committee as representatives of the shareholders of the Company;

j) Certify to the NASDAQ that it has adopted a formal charter; review and assess the adequacy of the charter on an annual basis;

k) Prepare a report for inclusion in the proxy statement (beginning with the 2001 proxy), stating that the Committee has:

  1.  Reviewed and discussed the audited financial statements with management
  2. Discussed SAS 61 with the public auditors (e. g., unusual accounting transactions, significant policies)
  3.  Received the written disclosures from the auditors on independence
  4. Recommended to the full Board of Directors that the audited financial statements be included in the Company's Form 10-K

l)  Meet in private with the public auditors.

Organization of the Audit Committee

   Size of Committee: 3 or 4 directors (at least 2 of whom must be present to form a quorum).

   Membership Qualifications: Member in good standing of the Board of Directors; independent (as defined below); all members financially literate, at least 1 with financial expertise (e. g., prior experience in finance or accounting).

   Independence of Members: Member of the Audit Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Examples of such relationships include:

  1. A director who is an employee of the Company or an affiliate in any of the past 3 years.
  2. A director who has an immediate family member who is or has been employed as an executive officer of the Company or an affiliate in the last 3 years.
  3. A director who is employed as an executive of another corporation in which any of the Company's executives serve on that corporation's Compensation Committee.
  4. A director who received from the Company certain types of compensation (excluding board service) greater than $60,000.
  5. A director who is a partner in, a controlling shareholder of, or an executive of a for-profit business organization to which the Company made or from which it received in excess of the greater of $200,000 or 5% of that business's gross revenues.

PROXY                                                                      PROXY

                      AMERICAN SUPERCONDUCTOR CORPORATION

    PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 27, 2001

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, revoking all prior proxies, hereby appoint(s) Gregory J. Yurek, Stanley D. Piekos and Patrick J. Rondeau, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of American Superconductor Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, Two Technology Drive, Westborough, Massachusetts 01581 on Friday, July 27, 2001, at 9:00 a.m., local time, and at any adjournment thereof (the "Meeting").

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. ATTENDANCE OF THE UNDERSIGNED AT THE MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED SHALL REVOKE THIS PROXY IN WRITING OR SHALL DELIVER A SUBSEQUENTLY DATED PROXY TO THE SECRETARY OF THE COMPANY OR SHALL VOTE IN PERSON AT THE MEETING.

                 (Continued, and to be signed, on reverse side)

                        Please date, sign and mail your
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                      AMERICAN SUPERCONDUCTOR CORPORATION

                                 JULY 27, 2001



                Please detach and mail in the envelope provided


 [X]     PLEASE MARK VOTES
         AS IN THIS EXAMPLE.


1.  To elect the nine (9) directors             FOR                WITHHOLD             Nominees: Gregory J. Yurek
listed at right for the ensuing year.       all nominees           AUTHORITY              Albert J. Baciocco, Jr.
                                         (except as marked      to vote for all                Frank Borman
For all nominees except the                    below)              nominees                 Clayton M. Christensen
following  nominee(s):                                                                       Peter O. Crisp
                                                                                             Richard Drouin
_______________________________                                                                Gerard Menjon
                                                                                           Andrew G.C. Sage, II
                                                                                           John B. Vander Sande

2.  To ratify the selection by the              FOR                 AGAINST                       ABSTAIN
    Board of Directors of
    PricewaterhouseCoopers LLP as the
    Company's independent public
    accountants for the current fiscal
    year.


               In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

                      PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.


Signature:___________________________________________    Date:________________

Signature:___________________________________________    Date:________________
(If held jointly)

NOTE: Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, guardians, attorneys and corporate officers should add their titles.

                                      -2-